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NationsBank Corporation
Charlotte, NC  28255
Tel 704 386-5000

Pricing Supplement No. 0177 Dated August 6, 1997      Rule 424(b)(2)
(To Prospectus dated July 12, 1996 and                File number: 333-7229
Prospectus Supplement dated November 8, 1996)


Senior Medium-Term Notes, Series F
Due Nine Months or More From Date of Issue
Fixed Rate Notes


Principal Amount:                                    $  50,000,000.00
Issue Price:                                                 100% (1)
Commission or Discount:                    0.750%    $     375,000.00
Proceeds to Company:                      99.250%    $  49,625,000.00

Agent: NationsBanc Capital Markets, Inc., as Principal (1) Merrill Lynch & Co., as Principal (1)
                          $25,000,000 respectively

Original Issue Date:              August 15, 1997

Stated Maturity Date:             August 15, 2012

Cusip #:                          63858R-EN-7

Form:                             Book entry only
Interest Rate:                    7.230% per annum

Interest Payment Dates:           15th of each February and August, commencing
                                  February 15, 1998


Discount Note?                                              No
May the Notes be redeemed by the Company prior to maturity? Yes   (See below)

The notes will be subject to redemption at the option of the Company, in whole, on the Interest Payment Date occurring August 15, 2002 at a redemption price equal to 100% of the principal amount of the Notes, plus accrued interest thereon, if any, upon at least 30 calendar days prior notice, as described in the Prospectus Supplement.


May the notes be repaid prior to maturity at the option of       No
the holder?






(1): Notes purchased by each Agent as principal may be resold to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by such Agent.